Exhibit 99.1

TransAtlantic Petroleum Corp.

Announces Cash Takeover Offer for Incremental Petroleum Limited

FOR IMMEDIATE RELEASE

Calgary, Alberta (October 27, 2008) – TransAtlantic Petroleum Corp. (TSX: TNP) announced today its intention to make an all cash takeover offer (the “Offer”) for all of the shares in Incremental Petroleum Limited (“Incremental”). Incremental is publicly traded on the Australian Stock Exchange under the symbol “IPM.” Incremental is an oil and gas company with its main operations in Turkey and some additional properties in California, U.S.A. The Company believes that Incremental’s operations and properties would be highly complementary if combined with TransAtlantic.

TransAtlantic will be offering $1.05 Australian dollars in cash for each Incremental share. This represents a premium of 12.9% to the Incremental share closing price of $0.93 Australian dollars on October 24, 2008, the trading day immediately prior to this announcement. On that date, $1.00 Australian dollar was equal to approximately $0.62 U.S. dollars. The Offer will be conditional on TransAtlantic obtaining a relevant interest in at least 75% of the Incremental shares, and on a number of other conditions. There are 79,735,605 Incremental shares currently outstanding.

TransAtlantic has arranged and has received a binding commitment from Dalea Partners, LP, an entity controlled by TransAtlantic’s Chairman, N. Malone Mitchell 3rd, for the financing of the Offer. Under this arrangement, Dalea Partners, LP will advance to TransAtlantic funds sufficient to acquire all of the Incremental shares, plus pay TransAtlantic’s transaction costs. Australian dollar hedging arrangements have also been put into place.

Under Australian law, TransAtlantic must issue a bidder’s statement within 45 days of announcing its bid, and the offer to the Incremental shareholders must remain open for at least 30 days thereafter. All of the conditions to the Offer, TransAtlantic’s reasons for making the Offer, and the financing and hedging arrangements will be described in more detail in TransAtlantic’s bidder’s statement.

As announced by TransAtlantic on September 10, 2008, Incremental and TransAtlantic are parties to an agreement under which TransAtlantic will fully fund the drilling of a well to 3,200 meters on the Atesler property in Southeast Turkey. TransAtlantic will earn a 60% working interest in the license and become operator, with Incremental retaining the remaining 40% working interest in the license. The transaction is subject to approval of the Turkish General Directorate of Petroleum Affairs. As part of the same transaction, if all conditions are satisfied, Transatlantic will also earn an undivided 75% working interest in, and become operator of, four additional licenses held by Incremental in Southeast Turkey.

TransAtlantic Petroleum Corp. is engaged in the exploration and development of crude oil and natural gas properties in Morocco, Turkey and Romania. Common shares of the Company are listed on the Toronto Stock Exchange under the symbol “TNP.”

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Contacts:

Scott C. Larsen, President
Phone:	(214) 220-4323
Internet:	http://www.tapcor.com
Address:	5910 N. Central Expressway, Suite 1755
Dallas, Texas 75206

This news release contains statements concerning drilling plans, plans to raise capital, plans to acquire shares in a company, as well as other expectations, plans, goals, objectives, assumptions, information or statements about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, oil and gas prices remaining relatively consistent with their current prices, access to the fields, availability of drilling rigs and other equipment, obtaining drilling success consistent with expectations, stock exchange, shareholder and regulatory approvals being obtained and estimated timelines being met and the actual costs being consistent with estimated costs.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the political stability of the countries in which the Company operates, reliance on those countries’ current hydrocarbon and tax laws and regulations, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geological data, competition, reduced availability of drilling and other well services, volatility of oil and gas prices, fluctuations in currency and interest rates, the Company’s ability to access external sources of debt and equity capital, imprecision in estimating the timing and costs of drilling and development, the Company’s ability to secure adequate product transportation, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary stock exchange, shareholder and regulatory approvals, satisfaction of closing conditions, weather and general economic and business conditions.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.